Exhibit 1.01

Tesla Conflict Minerals Report

(This report has been filed with the U.S. Securities and Exchange Commission to comply with the reporting period for the calendar year ended December 31, 2020.)

Tesla’s Mission

The goal of Tesla is to accelerate the world’s transition to sustainable energy.

Overview of Tesla

We design, develop, manufacture, sell, and lease high-performance fully electric vehicles and energy generation and storage systems, and offer services related to our sustainable energy products. We generally sell our products directly to customers, including through our website and retail locations. We also continue to grow our customer-facing infrastructure through a global network of vehicle service centers, Mobile Service technicians, body shops, Supercharger stations and Destination Chargers to accelerate the widespread adoption of our products. We emphasize performance, attractive styling and the safety of our users and workforce in the design and manufacture of our products and are continuing to develop full self-driving technology for improved safety. We also strive to lower the cost of ownership for our customers through continuous efforts to reduce manufacturing costs and by offering financial services tailored to our products. Our mission to accelerate the world’s transition to sustainable energy, engineering expertise, vertically integrated business model and focus on user experience differentiate us from other companies.

Introduction

Tesla is committed to sourcing only responsibly produced materials. This means having safe and humane working conditions in our supply chain and ensuring that workers are treated with respect and dignity. In addition to the Tesla Supplier Code of Conduct (“Code”), we also have the Human Rights and Conflict Minerals Policy (“Policy”) that outline our expectations to all suppliers and partners that work with us, as well as our commitment to conflict-free sourcing. We strictly follow all U.S. and foreign legal requirements and require companies in our supply chain to do the same. Our contracts with suppliers also require them to adhere to Tesla’s expectations, including our Code, Policy, and environmental, health and safety requirements. Tesla also requires our suppliers to provide evidence to us of their operations that address these social, environmental, and sustainability issues as well as their sourcing in a responsible manner.

Tesla’s supply chain has a unique hybrid of traditional automotive and high-tech industry suppliers from around the world. Many of our Tier 1 suppliers (i.e., direct suppliers) do not purchase their raw materials directly from mining/refining parties and instead obtain them from their upstream suppliers and sub-suppliers. Therefore, reliably determining the origin of all of our suppliers’ products is a difficult task, but the due diligence practices outlined below provide additional information and transparency that help us and our suppliers adhere to the responsible sourcing principles of our Code and Policy.

Our Tier 1 automobile parts suppliers are required to register and complete the domestic and international material compliance requirements in the automotive industry standard International Material Data System (“IMDS”) in order to meet European Union and other international materials and environmental related regulations. This requirement is also mandated for all suppliers who supply their products or raw materials to us as part of our production-parts approval process.

Tesla’s Responsible Supply Chain

All of Tesla’s supply chain partners are subject to our Code. This Code is the foundation for ensuring social and environmental responsibility and ethical conduct throughout our supply chain, no matter the industry, region, or materials. Tesla continues to identify and do business with organizations that conduct their business with principles that are consistent with our Code.

Tesla, along with our partners and independent third parties, conduct audits to observe these principles in action. If there is a reasonable basis to believe a supplier partner is in violation of our Code, Tesla will transition away from that relationship unless the violation is cured in a satisfactory manner.

In addition, all our suppliers are subject to Tesla’s Policy, which is publicly available on Tesla’s legal page (www.tesla.com/about/legal).

Conflict Minerals Policy

Tesla is committed to sourcing responsibly and considers mining activities that fuel conflict as unacceptable. Pursuant to Tesla’s Policy, our suppliers are expected to use reasonable efforts to ensure that parts and products supplied to Tesla are “DRC conflict free,” meaning that such conflict minerals do not benefit armed groups in the Democratic Republic of the Congo (“DRC”) or any adjoining country. “Conflict minerals” are defined as:

(i) columbite-tantalite (tantalum);

(ii) cassiterite (tin);

(iii) gold;

(iv) wolframite (tungsten); and

(v) any derivatives of the above.

These materials are considered “conflict free” if they are found not to be providing any benefit to armed groups within the DRC or its adjoining countries. Tesla requires our suppliers to establish policies, due diligence frameworks, and management systems consistent with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”). Tesla expects its suppliers to stay up to date with and to use validated conflict-free smelters and refiners (SoRs) assessed by the Responsible Mineral Initiative (“RMI”) and similar organizations.

Tesla recognizes the importance of mining responsibly and in a way that contributes to economic and social opportunity and development in the DRC region. Suppliers are allowed to source from the DRC or its adjoining countries, so long as it is from validated conflict-free sources such as SoRs recognized as conformant under the RMI’s Responsible Minerals Assurance Program (“RMAP”).

Human Rights Policy

Human trafficking, child labor, and slavery are crimes under state, federal, and international law. Unfortunately, these crimes continue to exist in regions throughout the world. Tesla is committed to ensuring that slave or child labor or human trafficking is not occurring within our supply chain. Tesla does not, and will not, tolerate the use of slave or child labor in the manufacturing of its products and does not, and will not, accept products or services from suppliers that engage in human trafficking in any form.

Supplier Compliance

In order to further ensure suppliers are in compliance with our expectations, our Code and Policy, as well as applicable legal requirements, Tesla is committed to:

▪	Continuously evaluating our supply chain to address any risks related to conflict minerals, human trafficking, slavery, and child labor;
▪	Reviewing suppliers’ practices to ensure their compliance with Tesla's Policy;
▪

Requiring our Tier 1 suppliers to certify that their materials incorporated into Tesla products comply with the applicable laws related to conflict minerals, slavery, child labor, and human trafficking of the country or countries in which they are doing business;

▪	Disciplining contractors and appropriate parties who fail to meet the requirement of our Code and Policy, including potential termination of contract;
▪

Ensuring appropriate Tesla employees are aware of issues regarding conflict minerals, human trafficking, child labor and slavery, particularly with respect to mitigating risks within Tesla's supply chain;

▪	Investigating if Tesla has a reasonable basis to believe that a supplier may be engaging in human trafficking, slave or child labor, or use of conflict minerals; and
▪

Transitioning away from purchasing goods or services from any supplier that is believed to be engaging in human trafficking, slave or child labor, or use of conflict minerals if the supplier does not take corrective actions.

In-Scope Products

As a company at the intersection of technology, transportation (electric vehicles), and energy (solar and storage), products manufactured by Tesla may contain some portion of Gold, Tantalum, Tin, or Tungsten (commonly referred to as “3TG”) or a combination of these.

Automotive Suppliers

We use the IMDS to help determine which automotive suppliers to include in our conflict minerals due diligence inquiries. Utilizing the IMDS database, we review our entire Tier 1 supplier base to determine which suppliers are likely to supply products with 3TG. To best address the use of conflict minerals within our supply chain, we engage with suppliers who have a likelihood of using the covered materials in the products supplied to us in our Reasonable Country of Origin Inquiry (“RCOI"). For any automotive suppliers that provided a response in contradiction to their IMDS submission, Tesla requested that the supplier provide an update either to the IMDS or Conflict Minerals Reporting Template (“CMRT”).

Non-Automotive Suppliers

In an effort to include all possible sources of 3TG in our supply chains, Tesla also requests Tier 1 suppliers in our solar and energy supply chains to complete CMRTs and includes them in the RCOI with our automotive suppliers.

Reasonable Country of Origin Inquiry

Due to Tesla’s downstream position in our supply chain, any efforts to understand the origin of raw materials rely on the cooperation of our Tier 1 and other upstream suppliers. In total, nearly 600 Tier 1 suppliers took part in our RCOI process, including automotive, solar, and energy suppliers. Participation in our process increased from last year due to Tesla’s opening of our Gigafactory Shanghai facility and expansion of our local supply base in China. Where possible, Tesla tries to localize our supply chains. Therefore, for any new Tesla facilities coming online in the future, there may be new suppliers joining our supply chain. Tesla will continue its efforts to inform suppliers on our requirements, Code, Policy and the need to conduct diligence and share information on the sourcing of 3TG within their supply chain when they are unfamiliar with the issue.

Our goal continues to be achieving a 100% response rate, and we reach out by e-mail and phone to our Tier 1 suppliers multiple times throughout the year. In total, we received responses from over 520 of these suppliers, for a response rate over 80%, which is an improvement over the previous reporting year both in the number of responses and the percent responding. Over the past year, Tesla has continued to add new products and contract with new suppliers as the company continues to grow, offer new products, and expand to new regions around the world. Our collection efforts captured all business-significant suppliers and included information from more than 83% of our covered parts spend in 2020.

For the 2020 reporting year, we utilized the RMI’s CMRT to gather information from our Tier 1 suppliers. In order to gain greater transparency into all potential SoR and conflict minerals risks, we request suppliers to provide responses based on all of their operations at their company level rather than just providing information about their supply chain specifically related to the product(s) that Tesla purchases.

In addition, Tesla engaged a reputable third-party service provider with experience in conflict minerals data collection to assist with the engagement and training of suppliers, collection of CMRTs, validation of responses, SoR identification, initial risk assessment, and conflict minerals report review.

Industry Collaboration

We recognize the importance of working with industry peers and organizations and believe that a consolidated effort is the most efficient method to determine the reasonable country of origin. Through our continued involvement in the RMI, we contribute information to help identify the current status of many of the smelters in our supply chain. To help determine the reasonable country of origin for the 3TG in our supply chain, we continue to monitor and rely upon the RMI’s progress in identifying and validating smelters and refiners.

The information in Annex I is based on RMI’s RCOI data as of March 26, 2021 and Tesla’s 2020 supplier CMRT responses received. Based on this information, the countries of origin of the 3TG contained in our products may include the countries listed below in Annex I. For example, this information may be underinclusive to the extent any of our suppliers have not provided complete information regarding the countries of origin in their or their sub-suppliers' supply chains. At the same time, this list may be overinclusive due to the RMI’s database including countries from the supply chains of all of its participants and not just Tesla, and we have noted where there has been no evidence from the CMRTs collected that a country on the list is part of our supply chain. Annex II lists the conformant smelters and refiners that may be in Tesla’s or our suppliers’ supply chains with respect to 3TG contained in our products, and this information is based on the 2020 supplier CMRT responses received and data from the RMI regarding conformant SoRs.

Description of Due Diligence

Our conflict minerals process and policies are designed to conform in all material respects with the OECD Guidance.

Step 1: Establish Strong Company Management Systems

As noted above, Tesla has a Human Rights and Conflict Minerals Policy, as well as its Supplier Code of Conduct. These policies are publicly available through our website (www.tesla.com/about/legal). Our supplier manuals also address our policies on conflict minerals and state our expectation that all Tesla suppliers are accountable for performing due diligence on their mineral supply chains in accordance with the OECD Guidance. Our contractual terms with suppliers (i.e., General Terms and Conditions) also include our expectation that all Tesla suppliers are accountable for performing conflict minerals due diligence aligned with the OECD Guidance as required by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tesla maintains a specialized team within the company’s supply chain organization to lead these due diligence efforts, including implementing the additional use of the CMRT to further query at-risk Tier 1 suppliers. In addition, an internal cross-functional Tesla Responsible Sourcing Steering Committee (the “Steering Committee”) composed of Tesla management from Supply Chain, Internal Audit, Environmental, Health and Safety, Policy, ESG, Compliance and Legal oversees these due diligence efforts and potential risks and issues within our supply base. Our efforts have been approved, and the letter of authorization sent to suppliers signed, by a Vice President of Tesla’s Global Supply Management.

Step 2: Identify and Assess Risk in the Supply Chain

Tesla’s risk identification and assessment process begins with the RCOI process detailed above and by leveraging the CMRT. In-scope Tier 1 suppliers are engaged multiple times during this process, and internal stakeholders, such as global supply managers, are also engaged to emphasize to our suppliers the importance of their participation. Supplier data is collected over a ten-week period in order to allow for follow-up and further validation.

Supplier responses are continually reviewed throughout the process to ensure consistency with expected responses, and suppliers are asked to provide evidence of their own due diligence processes. Utilizing a reputable third party, we also assess each CMRT received and follow up with suppliers who provided incomplete or invalid responses. When a supplier discloses that it has non-conformant SoRs in its supply chain, Tesla may, based on the relationship with the supplier, inform the supplier of our expectation to source only from suppliers that have been certified as conflict-free by a globally recognized protocol and the supplier is provided an opportunity to cure.

SoR information is assessed against information provided by the RMI for validity as a SoR. Valid SoRs are then reviewed for their status as “conformant to” or “active in” a conflict-free audit program. Tesla also leverages the RMI’s Risk Readiness Assessment tool to better understand where SoR risk may emerge in our supply chain.

Tesla carefully monitors responses from suppliers on their own internal policies and processes regarding conflict minerals. If a supplier’s policy does not meet our expectations, we not only emphasize the importance of these practices, but also work with that supplier to ensure that its policies are updated to properly address the appropriate process within their supply chain.

Step 3: Design and Implement a Strategy to Respond to Identified Risks

We also monitor SoR validation progress by the RMI or other cross-recognized SoR audit programs. Any concerns with supplier responses throughout the data collection process are brought to the attention of the Steering Committee for further review and action.

In alignment with the OECD Guidance, Tesla shares the names of SoRs provided to us that have not been validated to the RMI for validation and audit.

With recognition of the importance of cross-industry collaboration and to share best practices, Tesla continues to participate in the RMI and the Silicon Valley Conflict Minerals and Human Rights Forum.

Step 4: Perform Independent Third-Party Audit of Supply Chain Due Diligence

As outlined in the OECD Guidance, we support the RMI, an industry initiative which audits due diligence activities of SoRs and refiners. We support the RMI’s outreach efforts and RMAP SoR audits through our membership in these programs. We reserve the right to ask any high-risk Tier 1 supplier to audit their supply chain conflict minerals due diligence program using a third-party independent auditor.

The data on which we rely for certain statements in this declaration are obtained through our membership in the RMI using the RCOI report for member TSLA.

Step 5: Report on Supply Chain Due Diligence

We report on our due diligence efforts as required by law and to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended. This report is also available on Tesla’s publicly available Legal page (www.tesla.com/about/legal).

Continuous Improvement

Tesla is always working to continually improve and our goal remains to source all of our 3TG through conflict-free and conformant SoRs and refiners. In an effort to further strengthen our efforts, we also:

▪	Continue to participate in cross-industry groups such as the RMI and Silicon Valley Conflict Minerals and Human Rights Forum;
▪	Continue to work with in-scope suppliers to improve response rates to our audits, improve the quality of their responses and ensure their sourcing from conformant SoRs and refiners;
▪	Continue to include participation in our RCOI process as a contractual requirement for our suppliers;
▪	Encourage suppliers to conduct responsible sourcing from the DRC and its adjoining countries by using conformant SoRs, and discourage the creation of a de facto embargo on sourcing from the region;
▪	Through participation in RMI’s Smelter Engagement Team, encourage SoRs to participate in RMAP protocol and discourage a potential embargo of the DRC region;
▪	Educate suppliers on the importance of understanding the 3TG content of their products and maintaining consistency between their CMRT responses and IMDS submissions; and

Results of Reasonable Country of Origin Inquiry & Due Diligence

Annex I

Due to Tesla’s downstream position in our supply chain, any efforts to understand the origin of raw materials rely heavily on the cooperation of our Tier 1 and upstream suppliers. We have uncovered no evidence to date that our suppliers’ sourcing of 3TG materials has contributed to conflict or human rights violations. Based on our due diligence efforts to date, we believe that the following list of Countries of Origin reflects countries from which our suppliers may have sourced from conformant SoRs and refiners. This information may be underinclusive to the extent any of our suppliers have not provided complete information regarding the countries of origin in their or their sub-suppliers' supply chains. At the same time, this list may be overinclusive due to the RMI’s database including countries from the supply chains of all of its participants and not just Tesla, and we have noted where there has been no evidence from the CMRTs collected that a country on the list is part of our supply chain. Tesla will continue to work with our suppliers to source only from such compliant smelters and refiners, including by encouraging suppliers to have their non-participating SoRs successfully complete an audit program.

Through its membership and participation in the RMI, Tesla is provided information on the country of origin of conformant SoRs within our supply chain. All materials sourced through conformant smelters and refiners are considered “Conflict Free”. Over the past two years, the information provided by the RMI on countries of origin has expanded greatly beyond the previously provided data on Level 1, 2, and 3 sourcing to include aggregated sourcing data from all of its contributors through cross-recognized conflict-free protocols. The RMI’s RCOI data does not specify the countries of origin of the conflict minerals processed by the compliant smelters and refineries listed below in Annex II. In addition, it is not always possible to know the countries of origin of the 3TG contained in scrap and recycled sources. Tesla continues to work to gain further insight and transparency into our and our suppliers’ supply chains for 3TG, including fully identifying countries of origin of 3TG and the smelters and refiners used to process the necessary conflict minerals in Tesla’s products.

Tesla has chosen to disclose all countries provided in the RMI’s newly expanded database, which includes information from all of its participants’ supply chains and not just Tesla. In addition, the majority of our suppliers provided information on the SoRs used in their entire operations at the company level, and not just for their products specifically purchased by Tesla. It is important to note that we do not have direct relationships with suppliers or sub-suppliers in many of these countries and have no direct influence on the supply chain when it is so many tiers removed. Therefore, although a country may be listed in the tables below, it does not necessarily indicate that Tesla or one of our suppliers is sourcing from that country. In addition to the expanded RMI database findings described above, Tesla greatly increased the number of suppliers in our supply chain due to our higher manufacturing volumes, new manufacturing facilities and the introduction of a new vehicle model to our product lineup. As our processes continue to improve and the specificity of the information provided by the RMI database increases, this list may fluctuate year over year.

Gold	Tantalum	Tin	Tungsten

Andorra, Argentina, Armenia, Australia, Austria, Azerbaijan, Bahamas, Belgium, Benin, Bolivia, Bolivia (Plurinational State of), Botswana, Brazil, Brunei, Bulgaria, Burkina Faso, Cameroon, Canada, Cayman Islands, Chile, China, Colombia, Congo, Democratic Republic of the, Costa Rica, Cote d'Ivoire, Croatia, Cuba**, Cyprus, Czechia, Denmark, Dominican Republic, Ecuador, Egypt, El Salvador, Eritrea, Estonia, Ethiopia, Fiji, Finland, France, French Guiana, Gambia, The, Georgia, Germany, Ghana, Greece, Guatemala, Guinea, Guyana, Honduras, Hong Kong, Hungary, Iceland, India, Indonesia, Iran**, Ireland, Israel, Italy, Ivory Coast, Japan, Jordan, Kazakhstan , Kenya, Korea, Republic of, Kuwait, Kyrgyzstan, Laos, Latvia, Lebanon, Liberia, Liechtenstein, Lithuania, Luxembourg, Macau, Madagascar, Malaysia, Mali, Malta, Mauritania, Mauritius, Mexico, Monaco, Mongolia, Morocco, Mozambique, Namibia, Netherlands, New Caledonia, New Zealand, Nicaragua, Niger, Norway, Pakistan, Panama, Papua New Guinea, Paraguay, Peru, Philippines, Poland, Portugal, Puerto Rico, Romania, Russian Federation, Rwanda, San Marino, Saudi Arabia, Senegal, Serbia, Sierra Leone, Singapore, Slovakia, Slovenia, Solomon Islands, South Africa, , South Korea, Spain, St Vincent and Grenadines, Sudan**, Suriname, Swaziland, Sweden, Switzerland,  Taiwan, Tajikistan, Tanzania, Thailand, Togo, Trinidad and Tobago, Tunisia, Turkey, Uganda, Ukraine, United Arab Emirates, United Kingdom of Great Britain and Northern Ireland, United States of America, Uruguay, Uzbekistan , Venezuela, Vietnam, Zambia, Zimbabwe

Australia, Austria, Bolivia, Brazil, Burundi, Canada, China, Colombia, Congo, Democratic Republic of the, Ethiopia, France, Germany, India, Indonesia, Ireland, Israel, Japan, Madagascar, Malaysia, Mozambique, Myanmar, Namibia, Netherlands, Nigeria, Russian Federation, Rwanda, Sierra Leone, South Korea, Spain, Switzerland, Thailand, Uganda, United Kingdom of Great Britain and Northern Ireland, United States of America, Zimbabwe

Australia, Bolivia (Plurinational State of), Brazil, China, Colombia, Indonesia, Malaysia, Myanmar, Peru, Russian Federation, Taiwan, United Kingdom of Great Britain and Northern Ireland, Venezuela, Angola, Argentina, Austria, Bangladesh, Belarus, Belgium, Benin, Bolivia, Bulgaria, Canada, Chile, Croatia, Czechia, Congo, Democratic Republic of the, Cyprus, Denmark, Egypt, El Salvador, Estonia, Finland, France, Gabon, Germany, Ghana, Greece, Guinea, Hong Kong, Hungary, India, Ireland, Israel, Italy, Japan, Jordan, Kazakhstan, Latvia, Lebanon, Libya, Lithuania, Luxembourg, Malta, Mexico, Morocco, Netherlands, New Zealand, Nigeria, Norway, Pakistan, Poland, Portugal, Philippines, Puerto Rico, Qatar, Romania, Russia, Saudi Arabia, Serbia, Senegal, Singapore, Slovakia, Slovenia, South Africa, South Korea, Spain, Sudan**, Sweden, Switzerland, Tanzania, Thailand, Togo, Tunisia, Turkey, Ukraine, United Arab Emirates, United Kingdom, United States of America, Uruguay, Yemen, Burundi, Rwanda, Uganda, Laos, Mongolia, Vietnam

Australia, Austria, Belgium, Bolivia, Brazil, Burundi, Canada, China, Colombia, Congo, Democratic Republic of the, Czechia, France, Germany, Hong Kong, Ireland, Israel, Japan, Kazakhstan , Latvia, Malaysia, Mexico, Mongolia, Myanmar, Nigeria, Peru, Portugal, Russia, Russian Federation, Rwanda, South Korea, Spain, Taiwan, Thailand, Uganda, United Arab Emirates, United Kingdom of Great Britain and Northern Ireland, United States of America, Uzbekistan, Vietnam, Zimbabwe

Countries listed in bold are considered “covered countries” (i.e., the DRC and its adjoining countries) under U.S. conflict minerals disclosure rules.

** Tesla does not directly source from these countries and has no relationship with any companies or individuals located within their national boundaries. Tesla continues to utilize the list of potential countries of origin as provided by the RMI, whose database greatly expanded in the past two years and which includes all potential countries of origin from the supply chains of all of RMI’s member participants and not just Tesla. Information provided to us by the RMI is aggregated for all conformant SoRs in its database and does not necessarily imply use by Tesla of materials sourced from these countries or SoRs. In addition, the majority of our suppliers provided information on the SoRs used in their entire operations at the company level, and not just for products specifically purchased by Tesla. The U.S. Department of Treasury’s Office of Foreign Assets Control removed comprehensive U.S. Economic Sanctions against Sudan in August 2020, however information provided by our suppliers is inclusive of all of 2020.

Annex II

SoRs Identified

Tesla suppliers identified more than 700 unique SoRs based on RMI CID across all CMRT responses received. As part of our due diligence process, we identified 340, or 47%, as valid SoRs and 278, or 82%, as engaged with RMI or conformant. Identification was performed by both Tesla’s engaged third-party service provider as well as an internal review of SoR names as compared to the RMI’s SoR database. RMI’s ability to perform both new and renewal audits was greatly affected by the global COVID-19 pandemic, and we expect additional SoRs to become conformant to a conflict-free protocol in the coming years as audits are able to return to pre-pandemic levels or better. As we continue to engage with SoRs directly and through stakeholder initiatives, such as the RMI’s RMAP, we hope to see these SoR conformance rates continue to increase.

SoR Summary

The following list of facilities are smelters or refiners believed to be in Tesla’s supply chain who have completed the RMAP audit program and are listed as conformant for responsible sourcing practices. We publish this list to hold these smelters and refiners accountable and to give credit for their continued participation in the RMAP. In addition, we hope that this encourages the remaining smelters and refiners in our supply chain to accelerate their efforts to demonstrate responsible mineral procurement through the RMAP.

Metal	Smelter Reference List	Country	Smelter ID
Gold	Alexy Metals	United States Of America	CID003500
Gold	Augmont Enterprises Private Limited	India	CID003461
Gold	C.I Metales Procesados Industriales SAS	Colombia	CID003421
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	CID000711
Gold	International Precious Metal Refiners	United Arab Emirates	CID002562
Gold	Metallix Refining Inc.	United States Of America	CID003557
Gold	8853 S.p.A.	Italy	CID002763
Gold	Advanced Chemical Company	United States Of America	CID000015
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	CID002560
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058
Gold	Argor-Heraeus S.A.	Switzerland	CID000077
Gold	Asahi Pretec Corp.	Japan	CID000082
Gold	Asahi Refining Canada Ltd.	Canada	CID000924
Gold	Asahi Refining USA Inc.	United States Of America	CID000920
Gold	Asaka Riken Co., Ltd.	Japan	CID000090
Gold	AU Traders and Refiners	South Africa	CID002850
Gold	Aurubis AG	Germany	CID000113
Gold	Bangalore Refinery	India	CID002863
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128
Gold	Boliden AB	Sweden	CID000157
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176

Metal	Smelter Reference List	Country	Smelter ID
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185
Gold	Cendres + Metaux S.A.	Switzerland	CID000189
Gold	Chimet S.p.A.	Italy	CID000233
Gold	Chugai Mining	Japan	CID000264
Gold	DODUCO Contacts and Refining GmbH	Germany	CID000362
Gold	Dowa	Japan	CID000401
Gold	DS PRETECH Co., Ltd.	Korea, Republic Of	CID003195
Gold	DSC (Do Sung Corporation)	Korea, Republic Of	CID000359
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	CID003424
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	CID003425
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561
Gold	Geib Refining Corporation	United States Of America	CID002459
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243
Gold	Heimerle + Meule GmbH	Germany	CID000694
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807
Gold	Istanbul Gold Refinery	Turkey	CID000814
Gold	Italpreziosi	Italy	CID002765
Gold	Japan Mint	Japan	CID000823
Gold	Jiangxi Copper Co., Ltd.	China	CID000855
Gold	JSC Uralelectromed	Russian Federation	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937
Gold	Kazzinc	Kazakhstan	CID000957
Gold	Kennecott Utah Copper LLC	United States Of America	CID000969
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of	CID002605
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	CID001029
Gold	L'Orfebre S.A.	Andorra	CID002762
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of	CID001078
Gold	LT Metal Ltd.	Korea, Republic Of	CID000689
Gold	Marsam Metals	Brazil	CID002606
Gold	Materion	United States Of America	CID001113
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119

Metal	Smelter Reference List	Country	Smelter ID
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	CID003575
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147
Gold	Metalor Technologies S.A.	Switzerland	CID001153
Gold	Metalor USA Refining Corporation	United States Of America	CID001157
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161
Gold	Mitsubishi Materials Corporation	Japan	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509
Gold	Moscow Special Alloys Processing Plant	Russian Federation	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236
Gold	Nihon Material Co., Ltd.	Japan	CID001259
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation	CID001326
Gold	OJSC Novosibirsk Refinery	Russian Federation	CID000493
Gold	PAMP S.A.	Switzerland	CID001352
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397
Gold	PX Precinox S.A.	Switzerland	CID001498
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512
Gold	REMONDIS PMR B.V.	Netherlands	CID002582
Gold	Royal Canadian Mint	Canada	CID001534
Gold	SAAMP	France	CID002761
Gold	Safimet S.p.A	Italy	CID002973
Gold	SAFINA A.S.	Czechia	CID002290
Gold	Samduck Precious Metals	Korea, Republic Of	CID001555
Gold	SAXONIA Edelmetalle GmbH	Germany	CID002777
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736

Metal	Smelter Reference List	Country	Smelter ID
Gold	Singway Technology Co., Ltd.	Taiwan	CID002516
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	CID001756
Gold	Solar Applied Materials Technology Corp.	Taiwan	CID001761
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of	CID002918
Gold	T.C.A S.p.A	Italy	CID002580
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China	CID001916
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615
Gold	Torecom	Korea, Republic Of	CID001955
Gold	Umicore Precious Metals Thailand	Thailand	CID002314
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980
Gold	United Precious Metal Refining, Inc.	United States Of America	CID001993
Gold	Valcambi S.A.	Switzerland	CID002003
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778
Gold	Yamakin Co., Ltd.	Japan	CID002100
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	CID000103
Gold	Daye Non-Ferrous Metals Mining Ltd.	China	CID000343
Gold	Dijllah Gold Refinery FZC	United Arab Emirates	CID003348
Gold	Emerald Jewel Industry India Limited (Unit 1)	India	CID003487
Gold	Emerald Jewel Industry India Limited (Unit 2)	India	CID003488
Gold	Emerald Jewel Industry India Limited (Unit 3)	India	CID003489
Gold	Emerald Jewel Industry India Limited (Unit 4)	India	CID003490
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	India	CID002852
Gold	Kazakhmys Smelting LLC	Kazakhstan	CID000956
Gold	Kundan Care Products Ltd.	India	CID003463
Gold	MD Overseas	India	CID003548

Metal	Smelter Reference List	Country	Smelter ID
Gold	Sancus ZFS (L’Orfebre, SA)	Colombia	CID003529
Gold	Abington Reldan Metals, LLC	United States Of America	CID002708
Gold	Modeltech Sdn Bhd	Malaysia	CID002857
Gold	NH Recytech Company	Korea, Republic Of	CID003189
Gold	Tony Goetz NV	Belgium	CID002587
Gold	Caridad	Mexico	CID000180
Gold	HwaSeong CJ CO., LTD.	Korea, Republic Of	CID000778
Gold	Morris and Watson	New Zealand	CID002282
Gold	Samwon Metals Corp.	Korea, Republic Of	CID001562
Gold	African Gold Refinery	Uganda	CID003185
Gold	CGR Metalloys Pvt Ltd.	India	CID003382
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	CID002867
Gold	Fujairah Gold FZC	United Arab Emirates	CID002584
Gold	Gold Coast Refinery	Ghana	CID003186
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	CID001909
Gold	Guangdong Jinding Gold Limited	China	CID002312
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China	CID000651
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	CID000671
Gold	Hunan Chenzhou Mining Co., Ltd.	China	CID000767
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China	CID000773
Gold	JALAN & Company	India	CID002893
Gold	K.A. Rasmussen	Norway	CID003497
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	CID002865
Gold	Lingbao Gold Co., Ltd.	China	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China	CID001058
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	CID001093
Gold	Pease & Curren	United States Of America	CID002872
Gold	Penglai Penggang Gold Industry Co., Ltd.	China	CID001362
Gold	QG Refining, LLC	United States Of America	CID003324
Gold	Refinery of Seemine Gold Co., Ltd.	China	CID000522
Gold	Sabin Metal Corp.	United States Of America	CID001546
Gold	Sai Refinery	India	CID002853
Gold	Sellem Industries Ltd.	Mauritania	CID003540
Gold	Shandong Humon Smelting Co., Ltd.	China	CID002525

Metal	Smelter Reference List	Country	Smelter ID
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	CID001619
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China	CID002527
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China	CID002527
Gold	Shirpur Gold Refinery Ltd.	India	CID002588
Gold	Sovereign Metals	India	CID003383
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania	CID003153
Gold	Sudan Gold Refinery+	Sudan	CID002567
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	CID001947
Gold	Yunnan Copper Industry Co., Ltd.	China	CID000197
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe	CID002515
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant++	Russian Federation	CID000927
Gold	Kaloti Precious Metals	United Arab Emirates	CID002563
Gold	L'azurde Company For Jewelry	Saudi Arabia	CID001032
Tantalum	Asaka Riken Co., Ltd.	Japan	CID000092
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China	CID000211
Tantalum	D Block Metals, LLC	United States Of America	CID002504
Tantalum	Exotech Inc.	United States Of America	CID000456
Tantalum	F&X Electro-Materials Ltd.	China	CID000460
Tantalum	FIR Metals & Resource Ltd.	China	CID002505
Tantalum	Global Advanced Metals Aizu	Japan	CID002558
Tantalum	Global Advanced Metals Boyertown	United States Of America	CID002557
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China	CID000616
Tantalum	H.C. Starck Co., Ltd.	Thailand	CID002544
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	CID002547
Tantalum	H.C. Starck Inc.	United States Of America	CID002548

Metal	Smelter Reference List	Country	Smelter ID
Tantalum	H.C. Starck Ltd.	Japan	CID002549
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany	CID002550
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany	CID002545
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506
Tantalum	KEMET Blue Metals	Mexico	CID002539
Tantalum	LSM Brasil S.A.	Brazil	CID001076
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163
Tantalum	Metallurgical Products India Pvt., Ltd.	Indonesia	CID001163
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277
Tantalum	NPM Silmet AS	Estonia	CID001200
Tantalum	Power Resources Ltd.	Macedonia, The Former Yugoslav Republic Of	CID002847
Tantalum	QuantumClean	United States Of America	CID001508
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869

Metal	Smelter Reference List	Country	Smelter ID
Tantalum	Telex Metals	United States Of America	CID001891
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil	CID003486
Tin	CRM Synergies	Spain	CID003524
Tin	CRM Synergies	United States Of America	CID003524
Tin	CV Ayi Jaya	Indonesia	CID002570
Tin	CV Venus Inti Perkasa	Indonesia	CID002455
Tin	CV Venus Inti Perkasa		CID002455
Tin	Estanho de Rondonia S.A.	Brazil	CID000448
Tin	Novosibirsk Processing Plant Ltd.	Russian Federation	CID001305
Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309
Tin	PT Bukit Timah	Indonesia	CID001428
Tin	PT Lautan Harmonis Sejahtera	Indonesia	CID002870
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490
Tin	Super Ligas	Brazil	CID002756
Tin	Alpha	United States Of America	CID000292
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190
Tin	China Tin Group Co., Ltd.	China	CID001070
Tin	Dowa	Japan	CID000402
Tin	EM Vinto	Bolivia (Plurinational State Of)	CID000438
Tin	Fenix Metals	Poland	CID000468
Tin	Gejiu Fengming Metallurgy Chemical Plant	China	CID002848
Tin	Gejiu Fengming Metallurgy Chemical Plant	Indonesia	CID002848
Tin	Gejiu Kai Meng Industry and Trade LLC	China	CID000942
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555

Metal	Smelter Reference List	Country	Smelter ID
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116
Tin	HuiChang Hill Tin Industry Co., Ltd.	China	CID002844
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231
Tin	Luna Smelter, Ltd.	Rwanda	CID003387
Tin	Ma'anshan Weitai Tin Co., Ltd.	China	CID003379
Tin	Ma'anshan Weitai Tin Co., Ltd.	United States Of America	CID003379
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500
Tin	Metallic Resources, Inc.	United States Of America	CID001142
Tin	Metallo Belgium N.V.	Belgium	CID002773
Tin	Metallo Spain S.L.U.	Spain	CID002774
Tin	Mineracao Taboca S.A.	Brazil	CID001173
Tin	Mineracao Taboca S.A.	Brazil	CID001175
Tin	Minsur	Peru	CID001182
Tin	Mitsubishi Materials Corporation	Japan	CID001191
Tin	Mitsubishi Materials Corporation	Japan	CID001188
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	CID001337
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503
Tin	PT Babel Inti Perkasa	Indonesia	CID001402
Tin	PT Babel Surya Alam Lestari	Indonesia	CID001406
Tin	PT Bangka Serumpun	Indonesia	CID003205
Tin	PT Menara Cipta Mulia	Indonesia	CID002835
Tin	PT Mitra Stania Prima	Indonesia	CID001453
Tin	PT Prima Timah Utama	Indonesia	CID001458
Tin	PT Rajawali Rimba Perkasa	Indonesia	CID003381
Tin	PT Rajehan Ariq	Indonesia	CID002593
Tin	PT Refined Bangka Tin	Indonesia	CID001460
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468
Tin	PT Timah Tbk Kundur	Indonesia	CID001477
Tin	PT Timah Tbk Mentok	Indonesia	CID001482
Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706
Tin	Rui Da Hung	Taiwan	CID001539
Tin	Soft Metais Ltda.	Brazil	CID001758

Metal	Smelter Reference List	Country	Smelter ID
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Vietnam	CID002834
Tin	Thaisarco	Thailand	CID001898
Tin	Tin Technology & Refining	United States Of America	CID003325
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158
Tin	Yunnan Tin Company Limited	China	CID002180
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	CID003397
Tin	PT Timah Nusantara	Indonesia	CID001486
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China	CID003356
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Vietnam	CID002572
Tin	Modeltech Sdn Bhd	Malaysia	CID002858
Tin	Precious Minerals and Smelting Limited	India	CID003409
Tin	An Vinh Joint Stock Mineral Processing Company	Vietnam	CID002703
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	CID003410
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Vietnam	CID002573
Tin	Pongpipat Company Limited	Myanmar	CID003208
Tin	PT Mitra Sukses Globalindo	Indonesia	CID003449
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Vietnam	CID002574
Tin	VQB Mineral and Trading Group JSC	Vietnam	CID002015
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil	CID003427
Tungsten	Artek LLC	Russian Federation	CID003553
Tungsten	China Molybdenum Co., Ltd.	China	CID002641
Tungsten	Cronimet Brasil Ltda	Brazil	CID003468
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation	CID003408
Tungsten	NPP Tyazhmetprom LLC	Russian Federation	CID003416
Tungsten	A.L.M.T. Corp.	Japan	CID000004
Tungsten	ACL Metais Eireli	Brazil	CID002833
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam	CID002502
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	CID002513

Metal	Smelter Reference List	Country	Smelter ID
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China	CID003401
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China	CID002645
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	CID000875
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494
Tungsten	Global Tungsten & Powders Corp.	United States Of America	CID000568
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218
Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany	CID002542
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	CID000766
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	CID000769
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	CID002318
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316
Tungsten	Kennametal Fallon	United States Of America	CID000966
Tungsten	Kennametal Huntsville	United States Of America	CID000105
Tungsten	KGETS Co., Ltd.	Korea, Republic Of	CID003388
Tungsten	Lianyou Metals Co., Ltd.	Taiwan	CID003407
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319
Tungsten	Masan Tungsten Chemical LLC (MTC)	Vietnam	CID002543
Tungsten	Masan Tungsten Chemical LLC (MTC)		CID002543
Tungsten	Moliren Ltd.	Russian Federation	CID002845
Tungsten	Niagara Refining LLC	United States Of America	CID002589
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	CID002827
Tungsten	Unecha Refractory metals plant	Russian Federation	CID002724
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044
Tungsten	Woltech Korea Co., Ltd.	Korea, Republic Of	CID002843
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China	CID002830

Metal	Smelter Reference List	Country	Smelter ID
Tungsten	GEM Co., Ltd.	China	CID003417
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China	CID002313
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	China	CID000281

+ The U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) removed comprehensive U.S. economic sanctions against Sudan in August 2020. Nonetheless, the following smelter, located in Sudan, is monitored under the current Conflict Minerals initiatives: CID002567 - Sudan Gold Refinery, and was identified as part of the 2020 report. Tesla does not directly purchase any gold and we do not deal directly with any smelters or refiners. We engage with our direct suppliers and ask them to provide us their conflict minerals reporting template, which we combine to produce our own report. Tesla is not aware of any sourcing of gold by its direct suppliers from this refiner.

++ The U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) imposed U.S. economic sanctions against a major shareholder of the entity known as Renova Group. Based on publicly available information, Renova Group appears to be the owner of the following smelter that is monitored under the current Conflict Minerals initiatives: CID000927 - JSC Ekaterinburg Non-Ferrous Metal Processing Plant. Tesla does not directly purchase any gold and we do not deal directly with any smelters or refiners. We engage with our direct suppliers and ask them to provide us their conflict minerals reporting template, which we combine to produce our own report.  Nonetheless, we have worked to identify the suppliers who utilize this smelter within our supply chain. We have asked this smelter to be removed from their supply chains.